UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2012 (January 24, 2012)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 24, 2012, Genesis Energy, L.P. (the “Partnership”) and certain selling unitholders entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc., as representative of the underwriters named in the Underwriting Agreement, in connection with such selling unitholders’ public offering of common units representing limited partner interests in the Partnership (the “Common Units”).

The Underwriting Agreement provides for, among other things, the sale by the selling unitholders of an aggregate of 2,250,000 Common Units, at a public offering price of $27.79 per Common Unit. The Partnership will not receive any of the proceeds from the Common Units sold by the selling unitholders. In addition, the selling unitholders granted the underwriters a 30-day option to purchase up to an additional 337,500 Common Units from the selling unitholders, which option was exercised in full.

The Common Units have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Partnership’s effective Registration Statements on Form S-3 (Registration Nos. 333-150239 and 333-173337), each as supplemented by the Prospectus Supplement dated January 24, 2012, relating to the Common Units, filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 424(b) of the Act. Closing of the issuance and sale of the Common Units is scheduled for January 27, 2012.

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Common Units are subject to receipt of legal opinions by counsel and to other customary conditions. The underwriters are obligated to purchase all the Common Units if they purchase any of the Common Units. The Partnership and the selling unitholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The Underwriting Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Underwriting Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 and is incorporated herein by reference. The description of the Underwriting Agreement contained herein is qualified in its entirety by the full text of such exhibit.

Item 8.01	Other Events

Business Update

As previously disclosed in a Form 8-K filed with the Commission on January 9, 2012, the Partnership completed the acquisition of interests in several Gulf of Mexico crude oil pipeline systems from Marathon Oil Company (“Marathon”). Management currently estimates that the EBITDA attributable to the assets acquired from Marathon will be between approximately $22 and 24 million for the 2012 calendar year.

Risk Factor

As part of the filing of this Current Report on Form 8-K, the Partnership intends to revise, clarify and supplement its Risk Factors, including those contained in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report”). The risk factor below should be considered together with the other risk factors described in the Annual Report and filings with the Commission under the Securities Exchange Act of 1934, as amended, after the Annual Report. Except as set forth below, there have been no material changes to the risks described in Part I, Item 1A, of the Annual Report.

Regulation of the rates, terms and conditions of services and a changing regulatory environment could affect our cash flow.

The FERC regulates certain of our energy infrastructure assets engaged in interstate operations. Our intrastate pipeline operations are regulated by state agencies. This regulation extends to such matters as:

•	rate structures;

•	rates of return on equity;

•	recovery of costs;

•	the services that our regulated assets are permitted to perform;

•	the acquisition, construction and disposition of assets; and

•	to an extent, the level of competition in that regulated industry.

In addition, some of our pipelines and other infrastructure are subject to laws providing for open and/or nondiscriminatory access.

Given the extent of this regulation, the evolving nature of federal and state regulation and the possibility for additional changes, the current regulatory regime may change and affect our financial position, results of operations or cash flows.

Press Releases

On January 23, 2012, the Partnership issued a press release announcing the commencement of a secondary public offering of 2,250,000 Common Units. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

On January 24, 2012, the Partnership issued a press release announcing the pricing of a secondary public offering of 2,250,000 Common Units. A copy of this press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

1.1	Underwriting Agreement dated January 24, 2012 among Genesis Energy, L.P., the selling unitholders named therein, and, as representative of the several underwriters named therein, Barclays Capital Inc.

8.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain federal income tax matters

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.1)

99.1	Press release of Genesis Energy, L.P. dated January 23, 2012

99.2	Press release of Genesis Energy, L.P. dated January 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner

Date: January 27, 2012	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer

EXHIBIT INDEX

1.1	Underwriting Agreement dated January 24, 2012 among Genesis Energy, L.P., the selling unitholders named therein, and, as representative of the several underwriters named therein, Barclays Capital Inc.

8.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding certain federal income tax matters

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.1)

99.1	Press release of Genesis Energy, L.P. dated January 23, 2012

99.2	Press release of Genesis Energy, L.P. dated January 24, 2012